Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-61686, No. 333-38062, No. 333-101545, and No. 333-107661 on Form S-8 of Markel Corporation of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Markel Corporation. Our report on the consolidated financial statements refers to a change in accounting for goodwill in 2002.

/s/ KPMG LLP

Richmond, Virginia

February 28, 2005